Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Aptorum Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Warrants	(1)	Other	0	$0.00	$0.00	0.0001381	$0.00
Fees to be Paid	Equity	Class A Ordinary shares, par value $0.0001 per share, underlying the warrants	(2)	Other	2,000,000	2.00	4,000,000.00	0.0001381	552.40
Fees to be Paid	Equity	Placement Agent Warrants	(3)	Other	0	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Class A Ordinary shares, par value $0.0001 per share, underlying the Placement Agent Warrants	(4)	Other	60,000	$2.50	$150,000.00	0.0001381	$20.72

Total Offering Amounts:							$4,150,000.00		573.12
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$573.12

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Offering Note(s)

(1)	No fee pursuant to Rule 457(g) under the Securities Act.
(2)	No fee pursuant to Rule 457(g) under the Securities Act.

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

This represents the floor price of the related Ordinary Share Purchase Warrants.
(3)	No fee pursuant to Rule 457(g) under the Securities Act.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.